UNITED STATES
                       SECURITIES AND EXCHANGE COMMISION
                             Washington, D.C. 20549

                                     FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES
                                  EXCHANGE ACT OF 1934.

                        Commission File Number:  0-22520

                         CENTENNIAL MORTGAGE INCOME FUND

            (Exact name of registrant as specified in its charter)

   1540 South Lewis Street, Anaheim, CA 92805            (714) 502-8484

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Limited Partnership Units

          (Title of each class of securities covered by this Form)

                                     None

Titles of all other classes of securities for which a duty to file reports under section 13(a)or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       [ X ]          Rule 12h-3(b)(1)(ii)       [   ]
   Rule 12g-4(a)(1)(ii)      [   ]
   Rule 12g-4(a)(2)(i)       [   ]          Rule 12h-3(b)(2)(i)        [   ]
   Rule 12g-4(a)(2)(ii)      [   ]          Rule 12h-3(b)(2)(ii)       [   ]
   Rule 12g-3(b)(1)(i)       [   ]          Rule 15d-6                 [   ]

        Approximate number of holders of record as of the certification or notice date:
                                  None

Pursuant to the requirements of the Securities Exchange Act of 1934, Centennial Mortgage Income Fund has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 21, 2001           By: Centennial Corporation
                                       General Partner

                                       /s/ Joel H. Miner

                                       By:  Joel H. Miner
                                       Vice President/Chief Financial Officer